                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                  FORM 8-K/A

                               AMENDMENT NO. 1


                                CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): June 13, 1997


                            CRESCENT OPERATING, INC
             (Exact name of Registrant as specified in its Charter)


        Delaware                    333-25223                   75-2701931
(State of Organization)      (Commission File Number)          (IRS Employer
                                                          Identification Number)


  777 Main Street
 Fort Worth, Texas                                                 76102
(Address of Principal                                            (Zip Code)
 Executive Offices)


                                 (817) 877-0477
             (Registrant's telephone number, including area code)

On July 2, 1997, Crescent Operating, Inc. (the "Company") filed a Form 8-K dated June 13, 1997, containing a description of the Magellan transaction in
Item 2 and the trading and distribution of the Company's Common Stock in Item
5. This Form 8-K/A amends the previously filed Form 8-K to include the financial statements and pro forma disclosure required by Item 7 of Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (a)  FINANCIAL STATEMENTS UNDER RULE 3-05 OF REGULATION S-X

         Provider Segment of Magellan Health Services, Inc.

         Report of Independent Public Accountants.

         Combined Balance Sheets as of September 30, 1995 and 1996 (audited) and March 31, 1997 (unaudited).

         Combined Statements of Operations for the years ended
         September 30, 1994, 1995 and 1996 (audited) and the six months ended March 31, 1996 and 1997 (unaudited).

         Combined Statements of Changes in Stockholder's Deficit for the years ended September 30, 1994, 1995 and 1996
         (audited) and the six months ended March 31, 1996 and 1997 (unaudited).

         Combined Statements of Cash Flows for the years ended
         September 30, 1994, 1995 and 1996 (audited) and the six months ended March 31, 1996 and 1997 (unaudited).

         Notes to Combined Financial Statements.

    (b)  PRO FORMA FINANCIAL INFORMATION


         Crescent Operating, Inc.

         Pro Forma Consolidated Balance Sheet as of April 3, 1997
         (unaudited) and notes thereto.

         Pro Forma Consolidated Statement of Operations for the Year ended December 31, 1996 (unaudited) and notes thereto.


         Pro Forma Consolidated Statement of Operations for the Three Months ended March 31, 1997 (unaudited) and notes thereto.


         Charter Behavioral Health Systems, LLC

         Pro Forma Consolidated Statement of Operations for the Year ended September 30, 1996 and notes thereto.

         Pro Forma Consolidated Statement of Operations for the Three Months in the Period ended March 31, 1997 and notes thereto.


    (c)  EXHIBITS


         The following is a list of all exhibits filed as a part of this Form 8-K/A.



     EXHIBIT NO.      DESCRIPTION OF EXHIBIT
     -----------      ----------------------
        23.01         Consent of Arthur Andersen LLP, Independent Public
                      Accountants, dated July __, 1997 (filed herewith).

                                   SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  July 30, 1997              CRESCENT OPERATING, INC.




                                  By:   /s/ JEFFREY L. STEVENS
                                        --------------------------------
                                        Jeffrey L. Stevens
                                        Treasurer, Chief Financial
                                        Officer and Secretary

                          INDEX TO FINANCIAL STATEMENTS



Provider Segment of Magellan Health Services, Inc.

   Report of Independent Public Accountants .......................................  F-2

   Combined Balance Sheets as of September 30, 1995 and 1996 (audited) and
     March 31, 1997 (unaudited) ...................................................  F-3

   Combined Statements of Operations for the years ended September 30, 1994,
     1995 and 1996 (audited) and the six months ended March 31, 1996 and
     1997 (unaudited)..............................................................  F-5

   Combined Statements of Changes in Stockholder's Deficit for the years ended
     September 30, 1994, 1995 and 1996 (audited) and the six months ended
     March 31, 1996 and 1997 (unaudited) ..........................................  F-6

   Combined Statements of Cash Flows for the years ended September 30, 1994,
     1995 and 1996 (audited) and the six months ended March 31, 1996 and
     1997 (unaudited) .............................................................  F-7

   Notes to Combined Financial Statements..........................................  F-8

PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

 Crescent Operating, Inc.
   Pro Forma Consolidated Balance Sheet as of April 3, 1997 and notes thereto .....  F-20

   Pro Forma Consolidated Statement of Operations for the Year Ended
     December 31, 1996 and notes thereto ..........................................  F-24

   Pro Forma Consolidated Statement of Operations for the Three Months Ended
     March 31, 1997 and notes thereto .............................................  F-26

 Charter Behavioral Health Systems, LLC
   Pro Forma Consolidated Statement of Operations for the Year
     Ended September 30, 1996 and notes thereto ...................................  F-29

   Pro Forma Consolidated Statement of Operations for the Three
     Months in the Period Ended March 31, 1997 and notes thereto ..................  F-32

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Magellan Health Services, Inc:

     We have audited the accompanying combined balance sheets of the Provider Segment (the "Company") of Magellan Health Services, Inc., a Delaware corporation, as of September 30, 1995 and 1996, and the related combined statements of operations, changes in stockholder's deficit and cash flows for each of the three years in the period ended September 30, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Provider Segment of Magellan Health Services, Inc. as of September 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 7, 1996

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                               SEPTEMBER 30,
                                                           ----------------------     MARCH 31,
                                                             1995         1996          1997
                                                           ---------    ---------    -----------
                                                           (AUDITED)    (AUDITED)    (UNAUDITED)
Current Assets:
  Cash, including cash equivalents of $60,234 in 1995 and
     $20,999 in 1996 at cost which approximates market
     value...............................................  $ 103,735    $  71,822      $  66,151
  Accounts receivable, less allowance for doubtful
     accounts of $47,851 in 1995 and $48,299 in 1996.....    170,728      148,805        145,296
  Supplies...............................................      5,768        4,753          4,465
  Other current assets...................................     13,064       20,120         20,074
                                                           ---------    ---------      ---------
          Total Current Assets...........................    293,295      245,500        235,986
Assets restricted for settlement of unpaid claims and
  other long-term liabilities............................     94,138      105,303         96,402
Property and Equipment:
  Land...................................................     88,019       83,431         82,705
  Buildings and improvements.............................    377,169      388,821        393,812
  Equipment..............................................    107,681      122,927        126,549
                                                           ---------    ---------      ---------
                                                             572,869      595,179        603,066
  Accumulated depreciation...............................    (89,046)    (118,937)      (132,806)
                                                           ---------    ---------      ---------
                                                             483,823      476,242        470,260
  Construction in progress...............................      2,902        1,879          2,573
                                                           ---------    ---------      ---------
          Total Property and Equipment...................    486,725      478,121        472,833
Other Long-Term Assets...................................     36,846       34,923         28,859
Goodwill, net of accumulated amortization of $944 in 1995
  and $1,147 in 1996.....................................     18,208       18,800         18,373
Other Intangible Assets, net of accumulated amortization
  of $1,362 in 1995 and $2,958 in 1996...................      5,394        6,258          6,370
                                                           ---------    ---------      ---------
                                                           $ 934,606    $ 888,905      $ 858,823
                                                           =========    =========      =========


The accompanying Notes to Combined Financial Statements are an integral part of these balance sheets.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                     LIABILITIES AND STOCKHOLDER'S DEFICIT

                                                               SEPTEMBER 30,
                                                           ----------------------     MARCH 31,
                                                             1995         1996          1997
                                                           ---------    ---------    -----------
                                                           (AUDITED)    (AUDITED)    (UNAUDITED)
Current Liabilities:
  Accounts payable.......................................  $  69,726    $  61,685     $  56,154
  Accrued liabilities....................................    116,380      117,214        88,714
  Current maturities of long-term debt and capital lease
     obligations.........................................      2,799        2,751         2,845
                                                           ---------    ---------     ---------
          Total Current Liabilities......................    188,905      181,650       147,713
Long-Term Debt and Capital Lease Obligations.............     77,111       73,620        72,380
Reserve for Unpaid Claims................................    100,125       73,040        62,316
Deferred Credits and Other Long-Term Liabilities.........     34,455       36,506        20,925
Minority Interest........................................      7,486       21,421        21,947
Due to Parent............................................    666,349      619,556       637,555
Commitments and Contingencies
Stockholder's Deficit:
  Accumulated deficit....................................   (139,003)    (114,906)     (101,065)
  Cumulative foreign currency adjustments................       (822)      (1,982)       (2,948)
                                                           ---------    ---------     ---------
                                                            (139,825)    (116,888)     (104,013)
                                                           ---------    ---------     ---------
                                                           $ 934,606    $ 888,905     $ 858,823
                                                           =========    =========     =========

The accompanying Notes to Combined Financial Statements are an integral part of these balance sheets.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                SIX MONTHS ENDED
                                           YEAR ENDED SEPTEMBER 30,                 MARCH 31,
                                      -----------------------------------   -------------------------
                                        1994         1995         1996         1996          1997
                                      ---------   ----------   ----------   -----------   -----------
                                      (AUDITED)   (AUDITED)    (AUDITED)    (UNAUDITED)   (UNAUDITED)
Net revenue.........................  $904,646    $1,106,975   $1,044,345    $538,119      $479,289
                                      --------    ----------   ----------    --------      --------
Costs and expenses
  Salaries, supplies and other
     operating expenses.............   661,436       825,468      800,912     406,471       372,201
  Bad debt expense..................    70,623        91,652       79,930      41,381        35,055
  Depreciation and amortization.....    28,354        36,029       37,108      18,720        18,566
  Amortization of reorganization
     value in excess of amounts
     allocable to identifiable
     assets.........................    31,200        26,000           --          --            --
  Interest, unaffiliated............     6,364         5,421        5,492       2,872         2,483
  Allocated interest, net from
     Parent.........................    33,030        48,756       42,123      19,115        24,321
  ESOP expense......................    49,197        73,527           --          --            --
  Stock option expense (credit).....    10,614          (467)         914       1,414         1,433
  Unusual items.....................    71,287        57,437       37,271          --         1,395
                                      --------    ----------   ----------    --------      --------
                                       962,105     1,163,823    1,003,750     489,973       455,454
                                      --------    ----------   ----------    --------      --------
Income (loss) before income taxes
  and minority interest.............   (57,459)      (56,848)      40,595      48,146        23,835
Provision for (benefit from) income
  taxes.............................   (10,504)      (12,934)      14,883      18,920         8,886
                                      --------    ----------   ----------    --------      --------
Income (loss) before minority
  interest..........................   (46,955)      (43,914)      25,712      29,226        14,949
Minority interest...................        48           340        1,615       1,476         1,108
                                      --------    ----------   ----------    --------      --------
Net income (loss)...................  $(47,003)   $  (44,254)  $   24,097    $ 27,750      $ 13,841
                                      ========    ==========   ==========    ========      ========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

            COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT
                                 (IN THOUSANDS)

                                                                               SIX MONTHS ENDED
                                           YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                       ---------------------------------   -------------------------
                                         1994        1995        1996         1996          1997
                                       ---------   ---------   ---------   -----------   -----------
                                       (AUDITED)   (AUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
Accumulated Deficit:
  Balance, beginning of period.......  $(47,746)   $ (94,749)  $(139,003)   $(139,003)    $(114,906)
  Net income (loss)..................   (47,003)     (44,254)     24,097       27,750        13,841
                                       --------    ---------   ---------    ---------     ---------
  Balance, end of period.............   (94,749)    (139,003)   (114,906)    (111,253)     (101,065)
                                       --------    ---------   ---------    ---------     ---------
Cumulative Foreign Currency
  Adjustments:
  Balance, beginning of period.......    (4,660)      (2,454)       (822)        (822)       (1,982)
  Foreign currency translation gain
     (loss)..........................     2,206        1,632      (1,160)      (1,045)         (966)
                                       --------    ---------   ---------    ---------     ---------
  Balance, end of period.............    (2,454)        (822)     (1,982)      (1,867)       (2,948)
                                       --------    ---------   ---------    ---------     ---------
Total Stockholder's Deficit..........  $(97,203)   $(139,825)  $(116,888)   $(113,120)    $(104,013)
                                       ========    =========   =========    =========     =========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                SIX MONTHS ENDED
                                                            YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                                        ---------------------------------   -------------------------
                                                          1994        1995        1996         1996          1997
                                                        ---------   ---------   ---------   -----------   -----------
                                                        (AUDITED)   (AUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
Cash Flows From Operating Activities
  Net income (loss)...................................  $(47,003)   $(44,254)   $ 24,097     $ 27,750      $ 13,841
                                                        --------    --------    --------     --------      --------
    Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities:
      Gain on sale of assets..........................        --      (2,961)     (1,697)        (138)       (3,302)
      Depreciation and amortization...................    59,554      62,029      37,108       18,720        18,566
      Non-cash portion of unusual items...............    70,207      45,773      31,206           --            --
      ESOP expense....................................    49,197      73,527          --           --            --
      Stock option expense (credit)...................    10,614        (467)        914        1,414         1,433
      Non-cash interest expense.......................     2,005       2,735       2,424        1,202           882
      Cash flows from changes in assets and
        liabilities, net of effects from sales and
        acquisitions of businesses:
          Accounts receivable, net....................    (7,533)      9,451      22,905       (8,828)        3,509
          Other current assets........................     4,563       8,273         575       (2,848)          667
          Other long-term assets......................     2,860      (5,726)      5,496        5,886        (3,350)
          Accounts payable and accrued liabilities....     2,683     (15,192)    (16,917)     (12,567)      (31,536)
          Reserve for unpaid claims...................     1,215      (5,885)    (29,985)     (10,625)      (13,694)
          Other liabilities...........................    (8,249)    (21,127)    (18,968)      (5,669)      (15,179)
          Minority interest, net of dividends paid....        80          22       1,596        1,887         1,593
          Due to Parent --  interest and income
            taxes.....................................   (42,459)    (11,966)     19,618       11,741         6,402
          Other.......................................       613         285       1,022          121        (1,063)
                                                        --------    --------    --------     --------      --------
          Total adjustments...........................   145,350     138,771      55,297          296       (35,072)
                                                        --------    --------    --------     --------      --------
            Net cash provided by (used in) operating
              activities..............................    98,347      94,517      79,394       28,046       (21,231)
                                                        --------    --------    --------     --------      --------
Cash Flows From Investing Activities
  Capital expenditures................................   (14,626)    (19,354)    (30,978)     (10,403)       (9,463)
  Acquisitions of businesses, net of cash acquired....  (130,550)    (62,125)       (235)        (256)       (6,998)
  Decrease (increase) in assets restricted for
    settlement of unpaid claims and other long-term
    liabilities.......................................     7,076     (19,606)    (17,732)      (6,070)        8,626
  Proceeds from sale of assets........................    16,584       5,879       5,098          503        10,386
  Investment in Parent................................        --      (4,736)         --           --            --
  Other...............................................        --      (1,050)         --           --            --
                                                        --------    --------    --------     --------      --------
            Net cash provided by (used in) investing
              activities..............................  (121,516)   (100,992)    (43,847)     (16,226)        2,551
                                                        --------    --------    --------     --------      --------
Cash Flows From Financing Activities
  Change in Due to Parent.............................    86,612     (16,970)    (62,625)     (30,443)       14,718
  Payments on debt and capital lease obligations......   (19,842)     (2,423)     (4,835)      (2,037)       (1,709)
                                                        --------    --------    --------     --------      --------
            Net cash provided by (used in) financing
              activities..............................    66,770     (19,393)    (67,460)     (32,480)       13,009
                                                        --------    --------    --------     --------      --------
Net increase (decrease) in cash and cash
  equivalents.........................................    43,601     (25,868)    (31,913)     (20,660)       (5,671)
Cash and cash equivalents at beginning of period......    86,002     129,603     103,735      103,735        71,822
                                                        --------    --------    --------     --------      --------
Cash and cash equivalents at end of period............  $129,603    $103,735    $ 71,822     $ 83,075      $ 66,151
                                                        ========    ========    ========     ========      ========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
    (ALL REFERENCES TO MARCH 31, 1996 AND 1997 FINANCIAL DATA ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The combined financial statements of the Provider Segment of Magellan Health Services, Inc. ("CBHS" or the "Company") include the accounts of the Company and its subsidiaries except where control is temporary or does not rest with the Company. All significant intercompany accounts and transactions have been eliminated in combination. The accompanying unaudited combined financial statements for the six months ended March 31, 1996 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. Magellan Health Services, Inc. ("Magellan" or "Parent") is an integrated behavioral healthcare company providing behavioral healthcare services in the United States, the United Kingdom and Switzerland. Magellan operates through three principal subsidiaries engaging in (i) the provider business, (ii) the managed care business and (iii) the public sector business.

     The Company utilizes certain Parent systems and services ("Magellan Overhead"), including, but not limited to, risk management, computer systems, auditing, third-party reimbursement and treasury. The Company procures insurance ("Insurance") for professional liability claims, worker's compensation claims and general matters through the Parent. The assets, liabilities and operating expenses for Magellan Overhead and Insurance are included in the combined financial statements of the Company. The combined financial statements of CBHS have been prepared in connection with the sale of certain CBHS assets and related transactions, which are more fully described in Note 2.

     The combined financial statements present the historical combined financial position, results of operations and cash flows of CBHS and, as a result, include certain assets, liabilities, operations and personnel that will not be included in the transactions described below in Note 2.

     On June 2, 1992, Magellan filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. The prepackaged plan of reorganization (the "Plan") effected a restructuring of Magellan's debt and equity capitalization. Magellan's Plan was confirmed on July 8, 1992, and became effective on July 21, 1992 (effective on July 31, 1992 for financial reporting purposes). The combined financial statements for all periods are presented for the Company after the consummation of the Plan. These financial statements were prepared under the principles of fresh start accounting. (See Note 4.)

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NET REVENUE

     Net revenue is based on established billing rates, less estimated allowances for patients covered by Medicare and other contractual reimbursement programs and discounts from established billing rates. Amounts received by the Company for treatment of patients covered by Medicare and other contractual reimbursement programs, which may be based on cost of services provided or predetermined rates, are generally less than the established billing rates of the Company's hospitals. Final determination of amounts earned under contractual reimbursement programs is subject to review and audit by the applicable agencies. Net revenue for fiscal 1994, 1995 and 1996 included $32.1 million, $35.6 million and $28.3 million,

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

respectively, for the settlement and adjustment of reimbursement issues related to earlier fiscal periods. Net revenue for the six months ended March 31, 1996 and 1997 (unaudited) includes $11.1 million and $13.8 million, respectively for the settlement and adjustment of reimbursement issues related to earlier fiscal periods. Management believes that adequate provision has been made for any adjustments that may result from such reviews.

ADVERTISING COSTS

     The production costs of advertising are expensed as incurred. The Company does not consider any of its advertising costs to be direct-response and, accordingly, does not capitalize such costs. Advertising costs consist primarily of radio and television air time, which is amortized as utilized, and printed media services. Advertising expense was approximately $35.6 million, $33.5 million and $30.3 million for the years ended September 30, 1994, 1995 and 1996, respectively.

CHARITY CARE

     The Company provides healthcare services without charge or at amounts less than its established rates to patients who meet certain criteria under its charity care policies. Because the Company does not pursue collection of amounts determined to be charity care, they are not reported as revenue. For the years ended September 30, 1994, 1995 and 1996, the Company provided, at its established billing rates, approximately $29.3 million, $41.2 million and $37.9 million, respectively, of such care.

ALLOCATED INTEREST, NET

     Magellan provides financing and cash management services for CBHS. Magellan's interest expense is allocated to CBHS based on the financing and the cost of financing provided directly to CBHS. Deferred financing costs and accrued interest related to such financing is carried on the books of the Parent.

INCOME TAXES

     The operations of CBHS are included in the Magellan consolidated federal income tax return and in various unitary, foreign and consolidated state income tax returns. Magellan allocates its consolidated income tax provision or benefit to CBHS, which approximates income taxes that would be calculated on a stand-alone basis.

     Current and deferred income taxes payable or receivable are settled currently through the Due to Parent account.

CASH AND CASH EQUIVALENTS

     Cash equivalents are short-term, highly liquid interest-bearing investments with a maturity of three months or less when purchased, consisting primarily of money market instruments.

CONCENTRATION OF CREDIT RISK

     Accounts receivable from patient revenue subject the Company to a concentration of credit risk with third party payors that include insurance companies, managed healthcare organizations and governmental entities. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific payors, historical trends and other information. Management believes the allowance for doubtful accounts is adequate to provide for normal credit losses.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

ASSETS RESTRICTED FOR THE SETTLEMENT OF UNPAID CLAIMS AND OTHER LONG-TERM LIABILITIES

     Assets restricted for the settlement of unpaid claims and other long-term liabilities include marketable securities which are carried at fair market value. Transfer of such investments from the Insurance subsidiaries to the Company or any of its other subsidiaries is subject to approval by certain regulatory authorities. These assets will remain with Magellan subsequent to the sale of the psychiatric facilities.

     During fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Under FAS 115, investments are classified into three categories: (i) held to maturity; (ii) available for sale; and (iii) trading. Unrealized holding gains or losses are recorded for trading and available for sale securities. The Company's investments are classified as available for sale and the adoption of FAS 115 did not have a material effect on the Company's financial statements, financial condition and liquidity or results of operations. The unrealized gain or loss on investments available for sale was not material at September 30, 1995 and 1996.

PROPERTY AND EQUIPMENT

     As a result of the adoption of fresh start accounting, property and equipment were adjusted to their estimated fair value as of July 31, 1992 and historical accumulated depreciation was eliminated. Expenditures for renewals and improvements are charged to the property accounts. Replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. The Company removes the cost and related accumulated depreciation from the accounts for property sold or retired, and any resulting gain or loss is included in operations. Amortization of capital lease assets is included in depreciation expense. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is generally 10 to 40 years for buildings and improvements and three to ten years for equipment. Depreciation expense was $27.4 million, $34.5 million and $34.9 million for the years ended September 30, 1994, 1995 and 1996, respectively.

INTANGIBLE ASSETS

     Intangible assets are composed principally of (i) goodwill and (ii) non-compete agreements. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net identifiable assets at the date of acquisition and is amortized using the straight-line method over 25 to 40 years. Non-compete agreements are amortized over the term of the related agreements.

     The Company continually monitors events and changes in circumstances that could indicate carrying amounts of intangible assets may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of intangible assets may not be recoverable, the Company assesses the recoverability of intangible assets by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition. No impairment losses on intangible assets were recorded by the Company in fiscal 1994 and 1996. Impairment losses of approximately $4.0 million were recorded in fiscal 1995. (See Note 4)

FOREIGN CURRENCY

     Changes in the cumulative translation of foreign currency assets and liabilities are presented as a separate component of stockholder's deficit. Gains and losses resulting from foreign currency transactions, which were not material, are included in operations as incurred.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March, 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

Long-Lived Assets to be Disposed Of," which became effective for fiscal years beginning after December 15, 1995. FAS 121 established standards for determining when impairment losses on long-lived assets have occurred and how impairment losses should be measured. The Company adopted FAS 121 effective October 1, 1994. The initial financial statement impact of adopting FAS 121 was not material.

2. SALE OF PSYCHIATRIC FACILITIES (UNAUDITED)

     On January 29, 1997, Magellan entered into a series of transactions including an agreement to sell substantially all of CBHS domestic hospital real estate and related personal property (the "Assets") to Crescent Real Estate Equities Company ("Crescent"). In addition, Magellan's domestic portion of its provider business segment will be operated as a joint venture, New CBHS, that is initially owned equally by Magellan and an affiliate of Crescent ("Crescent Operating"). Magellan received approximately $417.2 million in cash (before costs estimated to be $12.5 million), which includes $17.2 million for hospitals acquired after January 29, 1997, and warrants in Crescent Operating for the purchase of 2.5% of Crescent Operating's common stock, exercisable over 12 years, as consideration for the Assets. In addition to the assets, Crescent and Crescent Operating will each receive 1,283,311 warrants (2,566,622 warrants in aggregate) to purchase Magellan Common Stock at $30 per share, exercisable over 12 years.

     In related agreements, (i) Crescent will lease the real estate and related assets to New CBHS for annual rent beginning at $41.7 million, which includes $1.7 million for hospitals acquired after January 29, 1997 that were sold to Crescent with a 5% annual escalation clause compounded annually and additional rent of $20 million, of which at least $10 million must be used for capital expenditures, and (ii) New CBHS will pay Magellan approximately $78.3 million in annual franchise fees, subject to increase, for the use of assets retained by Magellan and for support in certain areas. The franchise fees paid by New CBHS will be subordinated to the lease obligation with Crescent. The assets retained by Magellan include, but are not limited to, the "CHARTER" name, intellectual property, treatment protocols and procedures, clinical quality management, operating processes and the "1-800-CHARTER" telephone call center. Magellan will provide New CBHS ongoing support in areas including managed care contracting services, advertising and marketing assistance, risk management services, outcomes monitoring, and consultation on matters relating to reimbursement, government relations, clinical strategies, regulatory matters, strategic planning and business development.


3. ACQUISITIONS AND JOINT VENTURES

ACQUISITIONS

     In February 1995, the Company acquired a 90 percent ownership interest in Westwood Pembroke Health System ("Westwood Pembroke"), which includes two psychiatric hospitals and a professional group practice. The Company accounted for the acquisition using the purchase method of accounting. Magellan will retain its proportionate ownership interest in Westwood Pembroke subsequent to the closing of the transactions with Crescent and Crescent Operating.

     During fiscal 1994, the Company agreed to acquire 40 psychiatric hospitals (the "Acquired Hospitals") from Tenet Healthcare Corporation (formerly National Medical Enterprises). The purchase price for the Acquired Hospitals was approximately $120.4 million in cash plus an additional cash amount of approximately $51 million, subject to adjustment, for the net working capital of the Acquired Hospitals (the "Hospital Acquisition").

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

     On June 30, 1994, the Company completed the purchase of 27 of the Acquired Hospitals for a cash purchase price of approximately $129.6 million, which included approximately $39.3 million, subject to adjustment, for the net working capital of the facilities. On October 31, 1994, the Company completed the purchase of three additional Acquired Hospitals for a cash purchase price of approximately $5 million, which included approximately $2.2 million related to the net working capital of the facilities. On November 30, 1994, the Company completed the purchase of the remaining ten Acquired Hospitals for a cash purchase price of approximately $36.8 million, including approximately $9.5 million related to the net working capital of the ten Acquired Hospitals. The Company accounted for the Hospital Acquisition using the purchase method of accounting. The operating results of the Acquired Hospitals are included in the Company's Consolidated Statements of Operations from the respective dates of acquisition.

JOINT VENTURES

     The Company has entered into four hospital-based joint ventures with Columbia/HCA Healthcare Corporation. Generally, each member of the joint venture leases and/or contributes certain assets in each respective market to the joint venture with the Company becoming the managing member.

     The joint ventures' results of operations have been included in the consolidated financial statements since inception, less minority interest. A summary of the joint ventures is as follows:

                    MARKET                           DATE
                    ------                       ------------
Albuquerque, NM................................  May 1995
Raleigh, NC....................................  June 1995
Lafayette, LA..................................  October 1995
Anchorage, AK..................................  August 1996

     Magellan will retain its proportionate ownership interest in these joint ventures subsequent to the closing of the transactions with Crescent and the Crescent Operating.

4. THE RESTRUCTURING AND FRESH START REPORTING

     Under the principles of fresh start accounting, Magellan's total assets were recorded at their assumed reorganization value, with the reorganization value allocated to identifiable tangible assets on the basis of their estimated fair value. Accordingly, the Company's property and equipment were reduced and its intangible assets were written off. The excess of the reorganization value over the value of identifiable assets was reported by Magellan as "reorganization value in excess of amounts allocable to identifiable assets" (the "Excess Reorganization Value").

     The total reorganization value assigned to Magellan's assets was estimated by calculating projected cash flows before debt service requirements, for a five-year period, plus an estimated terminal value of Magellan (calculated using a multiple of approximately six (6) on projected EBDIT (which is net revenue less operating and bad debt expenses)), each discounted back to its present value using a discount rate of 12% (representing the estimated after-tax weighted cost of capital). This amount was approximately $1.2 billion and was increased by (i) the estimated net realizable value of assets to be sold and
(ii) estimated cash in excess of normal operating requirements. The above calculations resulted in an estimated reorganization value of approximately $1.3 billion, of which the Excess Reorganization Value was $225 million, of which $129 million related to continuing operations. The Excess Reorganization Value was amortized by Magellan over the three-year period ended July 31, 1995, which is reflected in the Company's Statement of Operations for the years ended September 30, 1994 and 1995.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

5. UNUSUAL ITEMS

INSURANCE SETTLEMENTS

     Unusual items included the resolutions of disputes between the Company and insurance carriers concerning certain billings for services.

     In November 1994, the Company and a group of insurance carriers resolved a billing dispute that arose in the fourth quarter of fiscal 1994 related to claims paid predominantly in the 1980's. As part of the resolution, the Company agreed to pay the insurance carriers approximately $31 million plus interest, for a total of $37.5 million in four installments over a three year period. The Company and the insurance carriers will continue to do business at the same or similar general levels. Furthermore, the parties will seek additional business opportunities that will serve to enhance their present relationships.

     In March 1995, the Company and a group of insurance carriers resolved a billing dispute which arose in fiscal 1995 related to matters arising predominately in the 1980's. As part of the settlement, the Company agreed to pay the insurance carriers $29.8 million payable in five installments over a three year period. The Company and the insurance carriers have agreed to continue to do business at the same or similar general levels and to seek additional business opportunities that will serve to enhance their present relationships.

     In August 1996, the Company and a group of insurance carriers resolved a billing dispute which arose in fiscal 1996 related to matters originating in the 1980's. As part of the settlement of these claims, certain related payer matters and associated legal fees, the Company recorded a charge of approximately $30.0 million during the quarter ended June 30, 1996. The Company will pay the insurance settlement amount in twelve installments over a three year period, beginning August 1996. The Company and the insurance carriers have agreed that the dispute and settlement will not negatively impact any present or pending business relationships nor will it prevent the parties from negotiating in good faith concerning additional business opportunities available to, and future relationships between, the parties.

     Amounts payable in future periods under the insurance settlements are as follows (in thousands):

 YEAR ENDED
SEPTEMBER 30,
-------------
   1997................................................  $21,510
   1998................................................   14,180
   1999................................................    5,745

FACILITY CLOSURES

     During fiscal 1995 and fiscal 1996, the Company consolidated, closed or sold fifteen and nine psychiatric facilities (the "Closed Facilities"), respectively. The Closed Facilities will be retained by Magellan subsequent to the closing of the transaction with Crescent and the Crescent Operating and will be sold, leased or used for alternative purposes depending on the market conditions in each geographic area.

     The Company recorded charges of approximately $3.6 million and $4.1 million related to facility closures in fiscal 1995 and fiscal 1996, respectively, as follows (in thousands):

                                                               1995        1996
                                                              ------      ------
Severance and related benefits..............................  $2,132      $2,334
Contract terminations and other.............................   1,492       1,782
                                                              ------      ------
                                                              $3,624      $4,116
                                                              ======      ======

     Approximately 500 and 620 employees were terminated at the facilities closed in the fourth quarter of fiscal 1995 and during fiscal 1996, respectively. Severance and related benefits paid and charged against the

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

resulting liability were approximately $1.3 million and $2.9 million in fiscal 1995 and fiscal 1996, respectively. Other exit costs paid and applied against the resulting liabilities were approximately $212,000 and $1.4 million in fiscal 1995 and fiscal 1996, respectively.

     During the six months ended March 31, 1997, (unaudited) the Company consolidated or closed three psychiatric facilities and its one general hospital (the "1997 Closed Facilities"). The 1997 Closed Facilities which were owned by the Company are expected to be sold as part of the Crescent Transactions. The Company recorded charges of approximately $4.2 million related to facility closures during the six months ended March 31, 1997, (unaudited) which consisted of approximately $3.0 million for severance and related benefits and $1.2 million for contract terminations and other costs.

     Approximately 700 employees were terminated at the 1997 Closed Facilities. Severance and related benefits paid and applied against the resulting liability were approximately $2.3 million during the six months ended March 31, 1997, (unaudited). Other exit costs paid and applied against the resulting liability were approximately $280,000.

     The following table presents net revenue, salaries, supplies and other operating expenses and bad debt expenses and depreciation and amortization, of the 1995 and 1996 Closed Facilities and the 1997 Closed Facilities (in thousands):

                                                                       SIX MONTHS ENDED
                                     YEAR ENDED SEPTEMBER 30,              MARCH 31,
                                   -----------------------------   -------------------------
                                     1994       1995      1996        1996          1997
                                   --------   --------   -------   -----------   -----------
                                                                   (UNAUDITED)   (UNAUDITED)
Net revenues.....................  $124,185   $156,164   $85,810     $51,649       $20,856
Salaries, supplies and other
  operating expenses and bad debt
  expenses.......................   119,411    152,065    89,965      54,604        21,649
Depreciation and amortization....     3,291      3,134     1,870       1,193           299

     The Company also recorded a charge of approximately $2.0 million in fiscal 1996 related to severance and related benefits for approximately 275 employees who were terminated pursuant to planned overhead reductions.

ASSET IMPAIRMENTS

     As a result of the Hospital Acquisition, the Company reassessed its business strategy in certain markets at the end of fiscal 1994. The Company established a plan to consolidate services in selected markets and to close or sell certain facilities owned prior to the Hospital Acquisition. The Company recorded a charge of $23 million in fiscal 1994 primarily to write down the property and equipment at these facilities to their net realizable value.

     As discussed in Note 1, the Company adopted FAS 121 effective October 1, 1994. During fiscal 1995, the Company recorded impairment losses on property and equipment and intangible assets of approximately $23.0 million and $4.0 million, respectively. During fiscal 1996, the Company recorded impairment losses on property and equipment of approximately $1.2 million. Such losses resulted from changes in the manner that certain of the Company's assets will be used in future periods and current period operating losses at certain of the Company's operating facilities combined with projected future operating losses. Fair values of the long-lived assets that have been written down were determined using the best available information in each individual circumstance, which included quoted market price, comparable sales prices for similar assets or valuation techniques utilizing present value of estimated expected cash flows.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

OTHER

     During fiscal 1994, the Company recorded a charge of approximately $4.5 million related to the relocation of the Company's executive offices. During fiscal 1995, the Company recorded a gain of approximately $3.0 million related to the sale of three psychiatric hospitals.

     The Company also sold two psychiatric facilities during the six months ended March 31, 1997 that were closed during fiscal 1995. The Company received approximately $5.6 million in proceeds from sales and recorded an aggregate gain on such sales of approximately $2.8 million during the six months ended March 31, 1997, (unaudited).

6. BENEFIT PLANS

     Magellan maintains an Employee Stock Ownership Plan (the "ESOP"), a noncontributory retirement plan that enables eligible Company employees to participate in the ownership of Magellan.

     Magellan had recorded unearned compensation to reflect the cost of Magellan Common Stock purchased by the ESOP but not yet allocated to participants' accounts. In the period that shares are allocated or projected to be allocated to participants, ESOP expense is recorded and unearned compensation is reduced. Magellan's ESOP expense is reflected in the Company's statement of operations. All shares had been allocated to the participants as of September 30, 1995.

     During fiscal 1992, Magellan reinstated a defined contribution plan (the "401-K Plan"). Employee participants can elect to voluntarily contribute up to 6% of their compensation to the 401-K Plan. Effective October 1, 1992, Magellan began making contributions to the 401-K Plan based on employee compensation and contributions. Magellan makes a discretionary contribution of 2% of each employee's compensation and matches 50% of each employee's contribution up to 3% of their compensation. During the years ended September 30, 1994, 1995 and 1996, Magellan made contributions of approximately $4.9 million, $5.8 million and $5.3 million, respectively, to the 401-K Plan, which is reflected in salaries, supplies and other operating expenses.

     Magellan maintains five stock option plans that enable key employees and directors to purchase shares of Magellan Common Stock. Magellan's 1992 stock option plan allows for the exercise price of certain options to be reduced upon termination of employment of a certain optionee without cause. Stock option expense under Magellan's 1992 stock option plan is reflected in the Company's statement of operations. As of September 30, 1996, 362,990 options were outstanding at an exercise price of $4.36 and 6,000 options were outstanding at an exercise price of $22.75. Such options expire in October 2000 and are 100% vested.

7. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Information with regard to the Company's long-term debt and capital lease obligations at September 30, 1995 and 1996 is as follows (in thousands):

                                                             SEPTEMBER 30,    SEPTEMBER 30,
                                                                 1995             1996
                                                             -------------    -------------
6.59% to 10.75% Mortgage and other notes payable through
  1999.....................................................     $ 5,268          $ 3,163
Variable rate secured notes due through 2013 (3.65% to
  3.85% at September 30, 1996).............................      62,025           60,875
3.85% to 11.50% Capital lease obligations due through
  2014.....................................................      12,617           12,333
                                                                -------          -------
                                                                 79,910           76,371
Less amounts due within one year...........................       2,799            2,751
                                                                -------          -------
                                                                $77,111          $73,620
                                                                =======          =======

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

     The aggregate scheduled maturities of long-term debt and capital lease obligations during the five years subsequent to September 30, 1996, are as follows (in thousands): 1997 -- $2,751; 1998 -- $2,273; 1999 -- $2,103;
2000 -- $1,991 and 2001 -- $10,359.

LEASES

     The Company leases certain of its operating facilities, some of which may be purchased during the term or at expiration of the leases. The book value of capital leased assets was approximately $8.4 million at September 30, 1996. The leases, which expire at various dates through 2069, generally require the Company to pay all maintenance, property tax and insurance costs.

     At September 30, 1996, aggregate amounts of future minimum payments under operating leases were as follows: 1997 -- $6.4 million; 1998 -- $4.8 million; 1999 -- $3.6 million; 2000 -- $2.2 million; 2001 -- $1.8 million; subsequent to 2001 -- $47.4 million.

     Rent expense for the years ended September 1994, 1995 and 1996 was $11.4 million, $15.4 million and $14.0 million, respectively.

8. INCOME TAXES

     The provision (benefit) for income taxes allocated to CBHS by Magellan consisted of the following (in thousands):

                                                           YEAR ENDED SEPTEMBER 30,
                                                         -----------------------------
                                                           1994       1995      1996
                                                         --------   --------   -------
Income taxes currently payable:
  Federal..............................................  $     --   $    595   $   977
  State, excluding California state refund.............       639      1,694       971
  California state refund..............................        --         --    (3,695)
  Foreign..............................................     1,466      1,188     3,779
Deferred income taxes:
  Federal..............................................   (11,078)   (14,360)   11,214
  State................................................    (1,583)    (2,051)    1,602
  Foreign..............................................        52         --        35
                                                         --------   --------   -------
                                                         $(10,504)  $(12,934)  $14,883
                                                         ========   ========   =======

     A reconciliation of the Company's income tax provision (benefit) to that computed by applying the statutory federal income tax rate is as follows (in thousands):

                                                           YEAR ENDED SEPTEMBER 30,
                                                         -----------------------------
                                                           1994       1995      1996
                                                         --------   --------   -------
Income tax provision (benefit) at federal statutory
  income tax rate......................................  $(20,111)  $(19,897)  $14,208
State income taxes, net of federal income tax benefit
  and excluding California state refund................      (616)      (232)    1,673
  California state refund, net of federal income tax
     benefit...........................................        --         --    (2,402)
Foreign income taxes, net of federal income tax
  benefit..............................................       987        772     2,479
Amortization of excess reorganization value............    10,920      9,100        --
Other -- net...........................................    (1,684)    (2,677)   (1,075)
                                                         --------   --------   -------
Income tax provision (benefit).........................  $(10,504)  $(12,934)  $14,883
                                                         ========   ========   =======

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

9. ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
Salaries, wages and other benefits..........................  $ 27,386   $ 27,313
Amounts due health insurance programs.......................    10,252     27,146
Other.......................................................    78,742     62,755
                                                              --------   --------
                                                              $116,380   $117,214
                                                              ========   ========

10. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                               SIX MONTHS ENDED
                                                YEAR ENDED SEPTEMBER 30,           MARCH 31,
                                                ------------------------   -------------------------
                                                 1994     1995     1996       1996          1997
                                                ------   ------   ------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)
Cash paid for interest, net of amounts
  capitalized.................................  $5,842   $5,303   $5,680     $2,099        $2,278
                                                ======   ======   ======     ======        ======

     The non-cash portion of unusual items for fiscal 1995 and 1996 includes the unpaid portion of the $29.8 million and $30.0 million insurance settlements that were recorded during the quarters ended March 31, 1995, and June 30, 1996, respectively. The payments of the insurance settlements are included in accounts payable and other accrued liabilities in the statement of cash flows for the years ended September 30, 1995 and 1996.

11. COMMITMENTS AND CONTINGENCIES

     The Company is self-insured for a substantial portion of its general and professional liability risks through Magellan. The reserves for self-insured general and professional liability losses, including loss adjustment expenses, are based on actuarial estimates that are discounted at an average rate of 6% to their present value based on the Company's historical claims experience adjusted for current industry trends. The undiscounted amount of the reserve for unpaid claims at September 30, 1995 and 1996 was approximately $113.1 million and $84.3 million, respectively. The reserve for unpaid claims is adjusted periodically as such claims mature, to reflect changes in actuarial estimates based on actual experience. During fiscal 1996, the Company recorded a reduction in malpractice claim reserves of approximately $15.3 million as a result of updated actuarial estimates. The Company recorded reductions of expenses of approximately $7.5 million and $5.0 million during the six months ended March 31, 1996 and 1997, (unaudited) respectively. These reductions resulted primarily from updates to actuarial assumptions regarding the Company's expected losses for more recent policy years. These revisions are based on changes in expected values of ultimate losses resulting from the Company's claim experiences, and increased reliance on such claim experience. While management and its actuaries believe that the present reserve is reasonable, ultimate settlement of losses may vary from the amount recorded.

     Certain assets of the Company, including substantially all accounts receivable and personal property, are pledged to the Parent's bank lenders as collateral for certain Parent indebtedness. In the opinion of management, the Parent's obligations under such indebtedness will continue to be serviced from ongoing operations, thereby mitigating the lenders' potential claims against these assets.

     Certain of the Company's subsidiaries are subject to or parties to claims, civil suits and governmental investigations and inquiries relating to their operations and certain alleged business practices. In the opinion of management, based on consultation with counsel, resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

     In January 1996, the Company settled an ongoing dispute with the Resolution Trust Corporation ("RTC"), for itself or in its capacity as conservator or receiver for 12 financial institutions, which formerly held certain debt securities that were issued by the Company in 1988. In connection with the settlement, the Company, denying any liability or fault, paid $2.7 million to the RTC in exchange for a release of all claims.

     On August 1, 1996, the United States Department of Justice, Civil Division, filed an Amended Complaint in a civil qui tam action initiated in November of 1994 against Magellan and the Company's Orlando South hospital subsidiary by two former employees. The Amended Complaint alleges that the hospital violated the federal False Claims Act ("the Act") in billing for inpatient treatment provided to elderly patients. The Amended Complaint is based on disputed clinical and factual issues which the Company believes do not constitute a violation of the Act. The Company and its subsidiary deny any liability in this matter and will continue to vigorously defend themselves against the suit. As is its policy, the Company will continue to cooperate with the government in this matter. The Company does not believe this matter will have a material adverse effect on its financial position or results of operations.

                            CRESCENT OPERATING, INC.

                 PRO FORMA CONSOLIDATING FINANCIAL INFORMATION


     The following unaudited proforma Statements of Crescent Operating, Inc. (the "Company" or "Crescent Operating"), including the completion of (i) the formation and capitalization of the Company, (ii) the acquisition of the Carter-Crowley Asset Group, (iii) the purchase and subsequent sale of the 12.38% limited partner interest in the partnership that owns the Dallas Mavericks, (iv) the acquisition of a 50% equity interest in Charter Behavioral Health Systems LLC and the related acquisition of 1,238,311 warrants to purchase 1,238,311 common shares of Magellan Health Services, Inc., as of March 31, 1997 as it relates to the balance sheet, and as of January 1, 1996, in each case, as it relates to the statement of operations.


     In management's opinion, all adjustments necessary to reflect the above discussed transactions have been made. The unaudited pro forma Consolidated Balance Sheet and Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been for the period, nor does it purport to represent the Company's results of operations for future periods.

                            CRESCENT OPERATING, INC.

                      PROFORMA CONSOLIDATED BALANCE SHEET
                              AS OF APRIL 3, 1997
                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)


                                  CRESCENT       CAPITALIZATION OF    ACQUISITION OF
                               OPERATING, INC.        CRESCENT        CARTER-CROWLEY   ACQUISITION OF      SALE OF
                                HISTORICAL(A)    OPERATING, INC.(B)   ASSET GROUP(C)   INVESTMENT(D)    INVESTMENT(D)
                               ---------------   ------------------   --------------   --------------   -------------
ASSETS:
Cash.........................       $  1              $50,057            $(17,533)        $(12,400)       $    100
A/R..........................         --                   --               1,886               --              --
Inventory....................         --                   --               1,611               --              --
Other assets.................         --                   --                 193               --              --
                                    ----              -------            --------         --------        --------
    Total current assets.....          1               50,057             (13,843)         (12,400)            100
Property and equipment,
  net........................         --                   --               5,970               --              --
Investments..................         --                   --               9,589           12,400         (12,400)
                                    ----              -------            --------         --------        --------
    Total assets.............       $  1              $50,057            $  1,716         $     --        $(12,300)
                                    ====              =======            ========         ========        ========
LIABILITIES:
Accounts payable and accrued
  liabilities................       $ --              $    --            $  1,047         $     --        $     --
Notes payable, current.......         --                   --                 299               --              --
                                    ----              -------            --------         --------        --------
    Total current............         --                   --               1,346               --              --
Long-term notes payable, net
  of current portion.........                          35,957                  --               --          (9,920)
Deferred income taxes........         --                   --                 370               --              --
                                    ----              -------            --------         --------        --------
    Total liabilities........         --               35,957               1,716               --          (9,920)
                                    ----              -------            --------         --------        --------
STOCKHOLDER'S EQUITY:
Common stock.................                              --                  --               --              --
Additional Paid in Capital...          1               14,100                  --               --          (2,380)
Retained Earnings............         --                   --                  --                               --
                                    ----              -------            --------         --------        --------
    Total stockholder's
      equity.................          1               14,100                  --               --          (2,380)
                                    ----              -------            --------         --------        --------
    Total liabilities and
      stockholder's equity...       $  1              $50,057            $  1,716         $     --        $(12,300)
                                    ====              =======            ========         ========        ========

                               CRESCENT OPERATING, INC.
                                   AS ADJUSTED FOR
                                ACQUISITION OF CARTER-     ACQUISITION OF 50%      PROFORMA
                                 CROWLEY ASSET GROUP      INTEREST IN CBHS(E)    CONSOLIDATED
                               ------------------------   --------------------   -------------
ASSETS:
Cash.........................          $20,225                  $(20,000)           $   225
A/R..........................            1,886                        --              1,886
Inventory....................            1,611                        --              1,611
Other assets.................              193                        --                193
                                       -------                  --------            -------
    Total current assets.....           23,915                   (20,000)             3,915
Property and equipment,
  net........................            5,970                        --              5,970
Investments..................            9,589                    20,000             29,589
                                       -------                  --------            -------
    Total assets.............          $39,474                  $     --            $39,474
                                       =======                  ========            =======
LIABILITIES:
Accounts payable and accrued
  liabilities................            1,047                  $     --            $ 1,047
Notes payable, current.......              299                        --                299
                                       -------                  --------            -------
    Total current............            1,346                        --              1,346
Long-term notes payable, net
  of current portion.........           26,037                        --             26,037
Deferred income taxes........              370                        --                370
                                       -------                  --------            -------
    Total liabilities........           27,753                        --             27,753
                                       -------                  --------            -------
STOCKHOLDER'S EQUITY:
Common stock.................               --                        --                 --
Additional Paid in Capital...           11,721                        --             11,721
Retained Earnings............               --                        --
                                       -------                  --------            -------
    Total stockholder's
      equity.................           11,721                        --             11,721
                                       -------                  --------            -------
    Total liabilities and
      stockholder's equity...          $39,474                  $     --            $39,474
                                       =======                  ========            =======

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

(A) Reflects Crescent Operating's audited historical balance sheet at April 3, 1997.

(B) Reflects capitalization of Crescent Operating to provide approximately $14.1 million equity and $35.9 million debt to be utilized in the acquisition of the various assets.

(C) Amounts reflect the acquisition of the Carter-Crowley Asset Group, an unrelated party, reflected at fair value based upon the acquisition transaction of $15.8 million, including liabilities assumed, accounted for as a purchase transaction. Amounts reflect the preliminary purchase price adjustments as follows (in thousands):



Property and equipment, net................................  $  (980)
Investments:
  Hicks, Muse, Tate & Furst Equity Fund II.................    1,905
Notes payable, current.....................................   (1,874)
Long-term Notes payable....................................   (2,690)


     Fair values assigned were based upon the following methodologies:

        Dallas Basketball Limited (DBL) -- Sales of comparable sports franchises and a recent limited partnership transaction within DBL. (See Note D).

        Hicks, Muse, Tate & Furst Equity Fund II (the "Fund") -- Recorded based upon the purchase price paid by Crescent Operating to Carter-Crowley for its ownership interest in the Fund. Current values of traded securities are based upon quoted rates and current values of non-traded securities are determined by the general partner of the Fund.

        As of March 31, 1997, Crescent Operating's investments in the Fund portfolio consisted of investments in the following industries: (i) manufacturing (36.6%, 22.0% of which consisted of investments in the common stock, preferred stock and warrants of a company that manufactures copper wire); (ii) communications (33.2%, 32.4% of which consisted of an investment of a partnership interest in a cable television operator); (iii) real estate (15.0%, all of which consisted of an investment in a company which owns partnership interests in partnerships that provide debt and equity capital to real estate owners and developers); (iv) financial services (10.3%, all of which consisted of investments of partnership interests in a foreign insurance company and a small business investment company); and (v) food (4.9%, all of which consisted of an investment in the common stock of a chocolate company).

        The following represents companies or partnerships in which Crescent Operating has a significant interest through its ownership interest in the Fund. Crescent Operating's interest in the Fund is recorded based upon the purchase price paid by Crescent Operating to Carter-Crowley for its ownership interest in the Fund. The Fund determines the current market value of the underlying securities and investments by using quoted rates for securities that are publicly traded and as determined by the general partner of the Fund for securities that are not publicly traded. For each investment Crescent Operating (or previously by Carter-Crowley) has contributed to within the Fund, the number of shares or partnership interest owned by Crescent Operating is calculated by the number of shares or partnership interest owned by the Fund multiplied by Crescent Operating's ownership percentage as determined based on contributions by Crescent Operating (or previously by Carter-Crowley) divided by total contributions to the Fund.



                                                            SHARES,
                         PUBLICLY                         WARRANTS OR
                          TRADED          TYPE OF         PARTNERSHIP
 COMPANY/PARTNERSHIP    SECURITIES      INVESTMENT          INTEREST
----------------------  ----------   -----------------   --------------
Marcus Cable Company,
  L.P.(1)                   No       Partnership                  0.33%
International Wire
  Group, Inc.(1)            No       Common Stock/            1,725,738
                                     Debt Securities/                --
                                     Warrants                     5,920
Olympus Partnerships        No       Various             0.19% to 2.08%
                                     Partnerships
Crain Holdings Corp.        No       Common Stock               425,253
Seguros Comer. Amer.,
  SA de CV(1)              Yes       Common Stock               229,340
Other Investments
                                              CRESCENT                    FAIR
                                             OPERATING     CARTER-       MARKET
                                              PURCHASE     CROWLEY      VALUE AT
                                               PRICE         COST       MARCH 31,
 COMPANY/PARTNERSHIP         INDUSTRY        ALLOCATION     BASIS         1997
----------------------  ------------------   ----------   ----------   -----------
Marcus Cable Company,
  L.P.(1)               Communications       $3,110,724   $2,002,574   $ 3,393,193
International Wire
  Group, Inc.(1)        Manufacturing         2,107,965    1,725,738     2,201,318
                                                     --       80,321        91,316
                                                     --        5,383         6,744
Olympus Partnerships    Real Estate           1,434,263    1,277,062     1,564,501

Crain Holdings Corp.    Manufacturing           899,455      479,423       981,130
Seguros Comer. Amer.,
  SA de CV(1)           Financial Services      691,629      725,883       754,432
Other Investments                             1,345,260    1,498,094     1,467,416
                                             ----------   ----------   -----------
                                             $9,589,296   $7,794,478   $10,460,050
                                             ==========   ==========   ===========


---------------

(1) This company files periodic reports with the Securities and Exchange Commission.

        Moody-Day -- A multiple of historical cash flow.

        Notes payable, current and long-term notes payable -- adjustments represent historical liabilities of Carter-Crowley not being assumed.

        Property and equipment, net -- in applying the provisions of APB No. 16, the book value of assets acquired in excess of purchase price has been recorded as a reduction in long-term assets.

(D) Reflects the acquisition and subsequent sale of the investment in DBL, repayment of debt and capital distribution to Crescent Operating Partnership. Crescent Operating recognized a $150,000 gain on the sale of DBL.

(E) Increase reflects the acquisition of a 50% interest in Charter Behavioral Health Systems LLC ("CBHS") and the related acquisition of 1,283,311 million warrants to purchase 1,283,311 million common shares of Magellan Health Services, Inc. ("Magellan Warrants") based on a preliminary valuation, as follows (in thousands):


            Investments in CBHS.....................  $ 7,500
            Acquisition of Magellan Warrants........   12,500
                                                      -------
                                                      $20,000
                                                      =======


     Crescent Operating and Crescent have valued the Magellan Warrants at $25.0 million ($12.5 million for the Magellan Warrants issued to Crescent Operating and $12.5 million for the Magellan Warrants issued to Crescent), based upon a Black Shoales valuation performed by an independent third party.

     The following is a pro forma condensed balance sheet of CBHS as of March 31, 1997:

                                                                  MARCH 31,
                                                                    1997
                                                                  ---------
    Current assets..............................................    $ 9,657
    Property and equipment, net.................................     18,418
    Other long-term assets......................................        343
                                                                    -------
                                                                    $28,418
                                                                    =======
    Accrued liabilities.........................................    $ 6,984
    Capital lease obligation....................................         53
    Note Payable -- Magellan....................................     10,000
                                                                    -------
              Total current liabilities.........................     17,037
    Capital lease obligation....................................        888
    Member capital..............................................     10,493
                                                                    -------
              Total liabilities and member capital..............    $28,418
                                                                    =======

                            CRESCENT OPERATING, INC.

                 PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                           CRESCENT OPERATING, INC.
                                                                                               AS ADJUSTED FOR
                                             CRESCENT       ACQUISITION OF                      ACQUISITION OF
                                          OPERATING, INC.   CARTER-CROWLEY      OTHER           CARTER-CROWLEY
                                           HISTORICAL(A)    ASSET GROUP(B)   ADJUSTMENTS         ASSET GROUP
                                          ---------------   --------------   -----------   ------------------------
Revenues.................................      $ --            $10,394         $    --             $10,394
Cost of Sales............................        --              8,537              --               8,537
                                               ----            -------         -------             -------
Gross Profit.............................        --              1,857              --               1,857
Equity in loss of CBHS...................        --                 --              --                  --
Selling, General and Administrative
  Expenses...............................        --              1,748             506(C)            2,254
                                               ----            -------         -------             -------
Income (Loss) from Operations............        --                109            (506)               (397)
Other (Income) Expense:
  Interest Expense.......................        --                356           2,768(D)            3,124
  Other..................................        --                (79)             --                 (79)
                                               ----            -------         -------             -------
        Total Other Expense, net.........        --                277           2,768               3,045
                                               ----            -------         -------             -------
  Income (Loss) Before Income Taxes......        --               (168)         (3,274)             (3,442)
  Income Tax Benefit.....................        --                (57)             --                 (57)
                                               ----            -------         -------             -------
  Net Income (Loss)......................      $ --            $  (111)        $(3,274)            $(3,385)
                                               ====            =======         =======             =======
  Net Income (Loss) per Share............


                                           ACQUISITION OF
                                            50% INTEREST     PRO FORMA
                                             IN CBHS(E)     CONSOLIDATED
                                           --------------   ------------
Revenues.................................     $    --         $ 10,394
Cost of Sales............................          --            8,537
                                              -------         --------
Gross Profit.............................          --            1,857
Equity in loss of CBHS...................       8,860            8,860
Selling, General and Administrative
  Expenses...............................          --            2,254
                                              -------         --------
Income (Loss) from Operations............      (8,860)          (9,257)
Other (Income) Expense:
  Interest Expense.......................          --            3,124
  Other..................................          --              (79)
                                              -------         --------
        Total Other Expense, net.........          --            3,045
                                              -------         --------
  Income (Loss) Before Income Taxes......      (8,860)         (12,302)
  Income Tax Benefit.....................          --              (57)
                                              -------         --------
  Net Income (Loss)......................     $(8,860)        $(12,245)
                                              =======         ========
  Net Income (Loss) per Share............                     $  (1.11)
                                                              ========

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)


(A) Crescent Operating had no operations prior to the acquisition of the Carter-Crowley Asset Group

(B)  Reflects the historical income and expenses associated with the acquired company, assuming it occurred at the beginning of the period ..............................................

(C)  Reflects the incremental:
     Corporate general and administrative expenses related to the formation and operation of the Company as follows:
     Salaries and benefits ......................................  $   250
     Rent and other office supplies .............................      200
     Professional fees ..........................................      150
     Depreciation and amortization of the purchase price
     adjustment as a result of the acquisition of the
     Carter-Crowley Asset Group .................................      (94)
                                                                   -------
                                                                   $   506
                                                                   -------

(D) Increase is a result of interest expense for long term financing in conjunction with the capitalization of the Company, assuming it occurred at the beginning of the period.

          $26,037 loan at a rate of 12% .........................  $ 3,124
          Less historical interest expense ......................     (356)
                                                                   -------
          Incremental interest expense ..........................  $ 2,768
                                                                   =======

(E)  Reflects the Company's 50% share of net loss of CBHS
     (accounted for on the equity method of accounting since the
     Company does not control CBHS; the four member board
     consists of two directors named by the Company and two
     directors named by Magellan) ...............................  $(8,860)

                            CRESCENT OPERATING, INC.

                 PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
            FOR THE THREE MONTHS IN THE PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                           CRESCENT OPERATING, INC.
                                                                                               AS ADJUSTED FOR
                                             CRESCENT       ACQUISITION OF                      ACQUISITION OF
                                          OPERATING, INC.   CARTER-CROWLEY      OTHER           CARTER-CROWLEY
                                           HISTORICAL(A)    ASSET GROUP(B)   ADJUSTMENTS         ASSET GROUP
                                          ---------------   --------------   -----------   ------------------------
Revenues.................................      $ --             $3,039          $  --               $3,039
Cost of Sales............................        --              2,462             --                2,462
                                               ----             ------          -----               ------
Gross Profit.............................        --                577             --                  577
Equity in loss of CBHS...................        --                 --             --                   --
Selling, General and Administrative
  Expenses...............................        --                438            126(C)               564
                                               ----             ------          -----               ------
Income (loss) from Operations............        --                139           (126)                  13
Other (Income) Expense:
  Interest Expense.......................        --                113            668(D)               781
  Other..................................        --                 (9)            --                   (9)
                                               ----             ------          -----               ------
        Total Other Expense, net.........        --                104            668                  772
                                               ----             ------          -----               ------
  Income (Loss) Before Income Taxes......        --                 35           (794)                (759)
  Income Tax Provision...................        --                 12             --                   12
                                               ----             ------          -----               ------
  Net Income (Loss)......................      $ --             $   23          $(794)              $ (771)
                                               ====             ======          =====               ======
  Net Income (Loss) per Share............


                                           ACQUISITION OF
                                            50% INTEREST     PRO FORMA
                                             IN CBHS(E)     CONSOLIDATED
                                           --------------   ------------
Revenues.................................     $    --         $ 3,039
Cost of Sales............................          --           2,462
                                              -------         -------
Gross Profit.............................          --             577
Equity in loss of CBHS...................       2,711           2,711
Selling, General and Administrative
  Expenses...............................          --             564
                                              -------         -------
Income (loss) from Operations............      (2,711)         (2,698)
Other (Income) Expense:
  Interest Expense.......................          --             781
  Other..................................          --              (9)
                                              -------         -------
        Total Other Expense, net.........          --             772
                                              -------         -------
  Income (Loss) Before Income Taxes......      (2,711)         (3,470)
  Income Tax Provision...................          --              12
                                              -------         -------
  Net Income (Loss)......................     $(2,711)        $(3,482)
                                              =======         =======
  Net Income (Loss) per Share............                     $  (.32)
                                                              =======

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS IN THE PERIOD ENDED MARCH 31, 1997
                             (AMOUNTS IN THOUSANDS)


(A) Crescent Operating had no operations prior to the acquisition of the Carter-Crowley Asset Group

(B)  Reflects the historical income and expenses associated with the acquired company, assuming it occurred at the beginning of the period ..............................................

(C)  Reflects the incremental:
     Corporate general and administrative expenses related to the formation and operation of the Company as follows:
     Salaries and benefits ......................................  $    62
     Rent and other office supplies .............................       50
     Professional fees ..........................................       38
     Depreciation and amortization of the purchase price
     adjustment as a result of the acquisition of the
     Carter-Crowley Asset Group .................................      (24)
                                                                   -------
                                                                       126

(D) Increase is a result of interest expense for long term financing in conjunction with the capitalization of the Company, assuming it occurred at the beginning of the period.

          $26,037 loan at a rate of 12% .........................  $   781
          Less historical interest expense ......................     (113)
                                                                   -------
          Incremental interest expense ..........................  $  (668)
                                                                   =======

(E)  Reflects the Company's 50% share of net loss of CBHS
     (accounted for on the equity method of accounting since the
     Company does not control CBHS; the four member board
     consists of two directors named by the Company and two
     directors named by Magellan) ...............................  $(2,711)

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                 PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
                               SEPTEMBER 30, 1996

     The following unaudited proforma statement of operations of Charter Behavioral Health Systems, LLC (CBHS) for the year ended September 30, 1996, assumes the following: (i) the elimination of the European Hospitals, JV Hospitals not being acquired by CBHS and other operations and overhead and (ii) the completion of the Crescent Transaction, including the execution of the Facility Lease Agreement and Master Franchise Agreement, as if they had occurred on October 1, 1995.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996

     (The investment in this entity will be reflected in the financial statements of Crescent Operating, Inc. on the equity method of accounting. (See F-25 Note E)

                                                                                            PRO FORMA
                                                            CHARTER                          CHARTER
                             PROVIDER                      BEHAVIORAL                       BEHAVIORAL
                              SEGMENT                        HEALTH        PRO FORMA          HEALTH
                            AS REPORTED    CARVE OUT(A)   SYSTEMS, LLC    ADJUSTMENTS      SYSTEMS, LLC
                            -----------    ------------   ------------    -----------      ------------
Net Revenue...............  $1,044,345       $235,601       $808,744       $ 10,615(B)       $819,359
                            ----------       --------       --------       --------          --------
Salaries, supplies and
  other operating
  expense.................     800,912        195,585        605,327        154,715(C)        760,042
Bad debt expense..........      79,930          9,909         70,021              0            70,021
Depreciation and
  amortization............      37,108          8,245         28,863        (26,444)(D)         2,419
Interest, net.............      47,615         42,763          4,852         (1,252)(E)         3,600
Stock option expense......         914            914              0              0                 0
Unusual items.............      37,271         36,274            997              0               997
                            ----------       --------       --------       --------          --------
                             1,003,750        293,690        710,060        127,019           837,079
                            ----------       --------       --------       --------          --------
Income before income taxes
  and minority interest...      40,595        (58,089)        98,684       (116,404)          (17,720)
Provision for income
  taxes...................      14,883        (24,591)        39,474        (39,474)(F)            --
                            ----------       --------       --------       --------          --------
Income before minority
  interest................      25,712        (33,498)        59,210        (76,930)          (17,720)
Minority interest.........       1,615          1,615              0             --                --
                            ----------       --------       --------       --------          --------
Net income................  $   24,097       $(35,113)      $ 59,210       $(76,930)         $(17,720)
                            ==========       ========       ========       ========          ========

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                        NOTES TO PRO FORMA CONSOLIDATED

                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996

(A) Includes the elimination of the European Hospitals, and JV Hospitals and other operations, including closed facilities, which will not be part of CBHS after the Crescent Transaction, and corporate overhead and other adjustments necessary to eliminate revenues and expenses related to non-acquired assets.

(B) Represents management fees of $10.6 million payable by Magellan to CBHS for the management of hospital based businesses controlled and less than wholly-owned by Magellan which will not be part of CBHS after the Crescent Transaction.

(C) Reflects increase in expenses pursuant to franchise fees of $78.3 million payable under the Master Franchise Agreement, rent expense of $65.3 million payable to Crescent for hospital-based real estate and equipment computed on a straight-line basis over the 12 year term under the Facility Lease Agreement, and $11.1 million of corporate general and administrative expenses for necessary CBHS corporate functions formerly performed by Magellan including human resources, legal, and finance and accounting.

(D) Reflects decrease in historical depreciation and amortization expense as a result of the sale of fixed assets and the Facility Lease Agreement.

(E) Reflects decrease in interest expense based on the following assumptions (in thousands):

Old interest expense, net................................            $ (4,852)
Expected average borrowings -- working capital...........  45,000
Estimated borrowing rate.................................     8.0%
                                                           ------
                                                                        3,600
                                                                     --------
Pro forma adjustment.....................................            $ (1,252)
                                                                     ========

     Borrowing rate estimates the rate on a loan commitment received from a group of commercial banks to provide a line of credit of up to $100 million pursuant to a 5-year revolving credit facility.

(F) Pro forma adjustment reflects the elimination of the provision for income taxes as Charter Behavioral Health Systems, LLC is a limited liability company and is not subject to federal income tax.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                 PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 MARCH 31, 1997

     The following unaudited proforma statement of operations of Charter Behavioral Health Systems, LLC (CBHS) for the three months in the period ended March 31, 1997, assumes the following: (i) the elimination of the European Hospitals, JV Hospitals not being acquired by CBHS and other operations and overhead and (ii) the completion of the Crescent Transaction, including the execution of the Facility Lease Agreement and Master Franchise Agreement, as if they had occurred on October 1, 1996.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
            FOR THE THREE MONTHS IN THE PERIOD ENDED MARCH 31, 1997

                                                                                             PRO FORMA
                                                             CHARTER                          CHARTER
                              PROVIDER                      BEHAVIORAL                       BEHAVIORAL
                               SEGMENT                        HEALTH        PRO FORMA          HEALTH
                             AS REPORTED    CARVE OUT(A)   SYSTEMS, LLC    ADJUSTMENTS      SYSTEMS, LLC
                             -----------    ------------   ------------    -----------      ------------
Net Revenue................   $236,862        $ 42,075       $194,787       $  3,541(B)       $198,328
                              --------        --------       --------       --------          --------
Salaries, supplies and
  other operating
  expense..................    181,705          34,210        147,495         37,286(C)        184,781
Bad debt expense...........     14,826             690         14,136              0            14,136
Depreciation and
  amortization.............      9,329           2,099          7,230         (6,097)(D)         1,133
Interest, net..............     13,176          12,231            945            255(E)          1,200
Stock option expense.......        829             829              0
Unusual items..............      1,395          (1,105)         2,500              0             2,500
                              --------        --------       --------       --------          --------
                               221,260          48,954        172,306         31,444           203,750
                              --------        --------       --------       --------          --------
Income before income taxes
  and minority interest....     15,602          (6,879)        22,481        (27,903)           (5,422)
Provision for income
  taxes....................      5,938          (3,054)         8,992         (8,992)(F)            --
                              --------        --------       --------       --------          --------
Income before minority
  interest.................      9,664          (3,825)        13,489        (18,911)           (5,422)
Minority interest..........        693             693              0             --                --
                              --------        --------       --------       --------          --------
Net income.................   $  8,971        $ (4,518)      $ 13,489       $(18,911)         $ (5,422)
                              ========        ========       ========       ========          ========

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                        NOTES TO PRO FORMA CONSOLIDATED

                            STATEMENT OF OPERATIONS
            FOR THE THREE MONTHS IN THE PERIOD ENDED MARCH 31, 1997

(A) Includes the elimination of the European Hospitals, and JV Hospitals and other operations, including closed facilities, which will not be part of CBHS after the Crescent Transaction, and corporate overhead and other adjustments necessary to eliminate revenues and expenses related to non-acquired assets.

(B) Fees from Magellan for the management of hospital-based businesses controlled by Magellan that are less than wholly-owned by Magellan.

(C) The pro forma adjustments to salaries, supplies and other operating expenses are as follows (000's):

Franchise Fees..............................................  $19,575
Rent Expense under the Facilities Lease.....................   16,329
Additional Corporate Overhead...............................    1,382
                                                              -------
                                                              $37,286
                                                              =======

(D) The pro forma adjustment to depreciation and amortization expense represents the decrease in depreciation expense as a result of the sale of property and equipment to Crescent by Magellan and the elimination of amortization expense related to impaired intangible assets.

(E)  The pro forma adjustment to interest, net, is computed as follows (000's):

Interest expense on serviced IRB's..........................  $   (945)
Interest expense for new borrowings.........................     1,200
                                                              --------
                                                              $    255
                                                              ========
Average borrowings..........................................    60,000
Borrowing rate..............................................       8.0%
                                                              --------
          Annual Interest...................................     4,800
                                                              ========
          Quarterly Interest................................     1,200
                                                              ========

(F) CBHS will be formed as a limited liability company. Accordingly, no tax benefit is presented as the tax consequences will pass through to Magellan and COI.

                              INDEX TO EXHIBITS



EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------
  23.01       Consent of Arthur Andersen LLP